Exhibit 23.5

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

Equinor ASA

Forusbeen 50

N-4035 Stavanger

Norway

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton under the heading “Experts” in the Equinor ASA, Equinor Energy AS and Equinor US Capital LLC United States Securities and Exchange Commission Registration Statement on Form F-3 and the incorporation by reference therein of our report of third party dated February 14, 2020, concerning our independent evaluation of certain properties in which Equinor ASA has represented it holds an interest, which is included as Exhibit 15(a)(iv) to the Equinor ASA Annual Report on Form 20-F for the year ended December 31, 2019.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716